NEWS RELEASE

February 7, 2019

NCR Announces Fourth Quarter and Full Year 2018 Results

ATLANTA - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2018. Fourth quarter, full year and other recent highlights include:

•	Fourth quarter revenue of $1.80 billion, up 1% as reported; Full year revenue of $6.41 billion, down 2% as reported

•	Fourth quarter GAAP diluted EPS of $(0.39); Fourth quarter non-GAAP diluted EPS of $0.84

•	Full year GAAP diluted EPS of $(0.72); Full year non-GAAP diluted EPS of $2.62

•	Fourth quarter services revenue up 2% and gross margin expansion of 250 basis points

•	Full year cash from operations of $572 million and free cash flow of $223 million

•	Completed planned acquisition of JetPay to expand our offerings to include end-to-end payment processing

•	Program to achieve at least $100 million cost savings in 2019 is on track

•	2019 guidance announced, including return to revenue growth

“In 2018 we made progress in our efforts to build a stronger and more efficient NCR and our fourth quarter results were indicative of the early success as we continue to improve our execution and stabilize our business,” said Michael Hayford, President and Chief Executive Officer. “Our work to simplify and stream line NCR is delivering results. During the fourth quarter, we achieved a significant ramp-up in hardware production, which demonstrates our success restructuring our manufacturing network. In addition, our Services business continues to generate improved margin performance through the ongoing implementation of our transformation initiatives.”

Mr. Hayford concluded, “Looking ahead, we enter 2019 with positive momentum and a commitment to return to growth by investing in our future while also reducing our cost structure. We are elevating our investment in digital-focused strategic growth platforms as we look to accelerate our mix shift to recurring software and services revenues. These investments will be supported by the addition of JetPay, which gives us an end-to-end payments platform and unlocks incremental recurring revenue streams. We are confident the further execution of our strategy will deliver competitive differentiation to our customers, strengthen our long-term growth profile and drive increased value creation for our stockholders.”

In this release, we use certain non-GAAP measures, including presenting certain measures on a constant currency basis. These non-GAAP measures include "free cash flow" and others with the words “non-GAAP," or "constant currency" in their titles. These non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures under the heading "Non-GAAP Financial Measures" later in this release.

Fourth Quarter 2018 Operating Results

Revenue
Fourth quarter revenue of $1.80 billion was up 1% year-over-year. Foreign currency fluctuations had an unfavorable impact on the revenue comparison of 2%.

The following table shows the revenue by segment for the fourth quarter:

$ in millions	Q4 2018	Q4 2017	% Change	% Change Constant Currency
Software License	$90	$95	(5%)	(4%)
Software Maintenance	90	96	(6%)	(5%)
Cloud	163	156	4%	5%
Professional Services	159	161	(1%)	1%
Software Revenue	$502	$508	(1%)	—%

Services Revenue	$633	$619	2%	5%

ATM	$367	$303	21%	26%
SCO	110	131	(16%)	(16%)
POS	189	218	(13%)	(12%)
IPS	—	3	(100%)	(100%)
Hardware Revenue	$666	$655	2%	4%

Total Revenue	$1,801	$1,782	1%	3%

Software revenue was flat on a constant currency basis driven by lower software license and software maintenance, partially offset by growth in cloud revenue.

Services revenue was up 5% on a constant currency basis driven by continued momentum in managed service offerings and implementation services.

Hardware revenue was up 4% on a constant currency basis. ATM revenue increased 26% on a constant currency basis primarily due to higher backlog conversion as we significantly ramped production. SCO revenue decreased 16% on a constant currency basis due to the timing of customer roll-outs. POS revenue decreased 12% on a constant currency basis in the quarter compared to growth of 20% on a constant currency basis in the prior year, which benefited from several large customer wins.

Gross Margin
Fourth quarter gross margin of $442 million decreased from $510 million in the prior year period. Gross margin rate was 24.5%, down from 28.6%. The decrease in gross margin was primarily due to higher operating costs in the Hardware segment as well as restructuring and transformation charges of $48 million incurred during the fourth quarter of 2018.

Fourth quarter gross margin (non-GAAP) of $495 million decreased from $523 million in the prior year period. Gross margin rate (non-GAAP) was 27.5%, down from 29.3%. The decrease in gross margin (non-GAAP) was primarily due to higher operating costs in the Hardware segment.

Expenses
Fourth quarter operating expenses of $379 million increased from $308 million in the prior year period. The increase in operating expenses was primarily due to restructuring and transformation expenses of $77 million incurred during the fourth quarter of 2018.

Fourth quarter operating expenses (non-GAAP) of $281 million decreased from $287 million in the prior period. The decrease in operating expenses (non-GAAP) was due to cost reduction benefits realized, partially offset by higher employee-related expenses.

Operating Income
Fourth quarter income from operations of $63 million decreased from $202 million in the prior year period. Income from operations reflected restructuring and transformation expenses of $125 million incurred during the fourth quarter of 2018.

Fourth quarter operating income (non-GAAP) of $214 million decreased from $236 million in the prior period. Operating income (non-GAAP) reflected lower profit in the Hardware segment and higher employee related expenses.

Other (Expense)
Fourth quarter other (expense) of $3 million decreased from $71 million in the prior period. The pension mark to market adjustment was income of $45 million in the fourth quarter of 2018 compared to expense of $28 million in the fourth quarter of 2017. Fourth quarter other (expense) (non-GAAP) of $48 million increased from $43 million compared to the prior year period due to higher interest expense.

Income Tax Expense (Benefit)
Fourth quarter income tax expense of $93 million decreased from $164 million in the prior year period. The fourth quarter effective income tax rate was 155% compared to 125% in the prior year period. Income tax decreased primarily due to lower income before taxes in the quarter and the impact of U.S. tax reform.

Fourth quarter income tax expense (non-GAAP) of $40 million decreased from $49 million in the prior year period. The fourth quarter effective income tax rate (non-GAAP) was 24% compared to 25% in the prior year period. Income tax (non-GAAP) decreased primarily due to lower income before taxes in the quarter.

Net Loss from Continuing Operations Attributable to NCR
Fourth quarter net loss from continuing operations attributable to NCR of $33 million increased from net loss from continuing operations of $35 million in the prior year period. Fourth quarter net income from continuing operations attributable to NCR (non-GAAP) of $126 million decreased from $142 million in the prior year period.

Cash Flow
Fourth quarter cash provided by operating activities of $409 million decreased from cash provided by operating activities of $482 million in the prior year period. Free cash flow was $317 million in the fourth quarter of 2018 as compared to $400 million in the fourth quarter of 2017. The decreases were due to lower earnings in the fourth quarter of 2018 and higher inventory as a result of the hardware initiatives.

Full Year 2018 Operating Results
Full year 2018 revenue of $6.41 billion was down 2% from 2017. Foreign currency fluctuations did not have an impact on the full year revenue comparison.

Full year 2018 GAAP diluted EPS of $(0.72) was down from $1.01 in 2017. Full year 2018 diluted EPS (non-GAAP) of $2.62 was down from $3.20 in 2017.

Full year cash provided by operating activities was $572 million and full year free cash flow was $223 million.

Restructuring and Transformation Initiatives
Our previously announced restructuring and transformation initiatives continue to progress on track. In Services, our performance and profit improvement program continues to deliver revenue growth and margin expansion. In Hardware, we are continuing the move to a more variable cost structure by reducing the number of manufacturing plants and ramping up production with contract manufacturers.

In order to focus the organization on the strategic growth areas, in the fourth quarter of 2018, we announced a spend optimization program to drive cost savings through operational efficiencies to generate at least $100 million of savings in 2019. These initiatives will create efficiencies in our corporate functions, reduce spend in the non-strategic areas and limit discretionary spending. We incurred a pre-tax charge of $64 million during the fourth quarter of 2018 and expect to incur an additional $30 million in 2019 for a total pre-tax charge of approximately $94 million. The cash impact of this program was $19 million during the fourth quarter of 2018 and is expected to be an additional $40 million to $50 million in 2019 for a total cash impact of approximately $60 million to $70 million.

Full Year 2019 Outlook

In 2019, our revenue growth is expected to be approximately 1% to 2%. Our GAAP diluted earnings per share guidance is expected to be $1.91 to $2.01, and our non-GAAP diluted earnings per share guidance is expected to be $2.75 to $2.85. Non-GAAP diluted earnings per share guidance assumes an effective tax rate of 23% to 24% for 2019 compared to 19% in 2018. We expect net income attributable to NCR to be $290 million to $305 million and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) to be $1.04 billion to $1.08 billion. Additionally, we expect cash flow from operations to be $705 million to $730 million and free cash flow to be $300 million to $350 million.

2018 Fourth Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the fourth quarter 2018 results and guidance for full year 2019. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 2136365.

More information on NCR’s Q4 2018 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail, hospitality, telecom and technology industries. NCR is headquartered in Atlanta, Ga., with 34,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR’s financial guidance and outlook (including the section entitled “Full Year 2019 Outlook” and the table entitled "Reconciliation of Diluted Earnings (Loss) Per Share from Continuing Operations (GAAP) to Non-GAAP Diluted Earnings Per Share from Continuing Operations (non-GAAP)"); NCR’s areas of focus on strategic growth and expected results and impact of its spend optimization program in 2019; NCR’s expected areas of focus to drive growth and create long-term stockholder value; NCR’s plans to diversify revenue and streamline costs; expectations regarding the acquisition of JetPay, including the expansion of NCR's offerings to include end-to-end payment solutions; NCR's cost savings program and its expected benefits in 2019; expectations regarding ATM production rates and ATM revenues; NCR’s expected free cash flow generation and capital allocation strategy; earnings per share; the effective tax rate in 2019; and the expected impact of NCR's previously announced restructuring and transformation activities. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand and pricing for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new U.S. tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment; manufacturing disruptions, including those caused by or related to outsourced manufacturing; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Non-GAAP Diluted Earnings Per Share (EPS), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), Effective Income Tax Rate (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s non-GAAP diluted EPS, gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), effective income tax rate (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding, as applicable, pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense, effective income tax rate and net income from continuing operations attributable to NCR, respectively. Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) NCR believes that Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) provides useful information to investors because it is an indicator of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures, strategic acquisitions and other investments. NCR determines Adjusted EBITDA for a given period based on its GAAP net income attributable to NCR plus interest expense, net; plus income tax expense (benefit); plus depreciation and amortization; plus other income (expense); plus pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles.

Free Cash Flow and Free Cash Flow as a Percentage of Non-GAAP Net Income (or Free Cash Flow Conversion Rate). NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures, which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. NCR also describes the ratio of free cash flow to non-GAAP net income (or free cash flow conversion rate), which is calculated as free cash flow divided by non-GAAP net income. NCR’s management targets an annual free cash flow conversion rate at or above the range described in this release because management believes that a conversion rate at or above that range represents the efficient conversion of non-GAAP net income to free cash flow for its business. Free cash flow and free cash flow conversion rate do not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR’s management believes that presentation of financial measures without this result is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q4 2018	Q4 2017
Gross Margin (GAAP)	$442	$510
Transformation and restructuring costs	48	—
Acquisition-related amortization of intangibles	5	13
Gross Margin (Non-GAAP)	$495	$523

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

	Q4 2018	Q4 2017
Gross Margin Rate (GAAP)	24.5%	28.6%
Transformation and restructuring costs	2.7%	—%
Acquisition-related amortization of intangibles	0.3%	0.7%
Gross Margin Rate (Non-GAAP)	27.5%	29.3%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q4 2018	Q4 2017
Operating Expenses (GAAP)	$379	$308
Transformation and restructuring costs	(77)	(3)
Acquisition-related amortization of intangibles	(16)	(16)
Acquisition-related costs	(5)	(2)
Operating Expenses (Non-GAAP)	$281	$287

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q4 2018	Q4 2017
Income from Operations (GAAP)	$63	$202
Transformation and restructuring costs	125	3
Acquisition-related amortization of intangibles	21	29
Acquisition-related costs	5	2
Operating Income (Non-GAAP)	$214	$236

Reconciliation of Other Income (Expense) (GAAP) to Other Income (Expense) (non-GAAP)

$ in millions	Q4 2018	Q4 2017
Other Income (Expense) (GAAP)	$(3)	$(71)
Pension mark-to-market adjustments	(45)	28
Other Income (Expense) (Non-GAAP)	$(48)	$(43)

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q4 2018	Q4 2017
Income Tax Expense (Benefit) (GAAP)	$93	$164
Transformation and restructuring costs	29	2
Acquisition-related amortization of intangibles	3	9
Acquisition-related costs	1	1
Pension mark-to-market adjustments	(1)	3
Impact of U.S. tax reform	(85)	(130)
Income Tax Expense (Non-GAAP)	$40	$49

Reconciliation of Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q4 2018	Q4 2017
Net Income from Continuing Operations Attributable to NCR (GAAP)	$(33)	$(35)
Transformation and restructuring costs	96	1
Acquisition-related amortization of intangibles	18	20
Acquisition-related costs	4	1
Pension mark-to-market adjustments	(44)	25
Impact of U.S. tax reform	85	130
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$126	$142

Reconciliation of Diluted Earnings (Loss) Per Share from Continuing Operations (GAAP) to
Non-GAAP Diluted Earnings Per Share from Continuing Operations (non-GAAP)

	Q4 2018 Actual	Q4 2017 Actual	2018 Actual	2017 Actual	2019 Guidance(2)
Diluted Earnings Per Share (GAAP) (1)	$(0.39)	$(0.38)	$(0.72)	$1.01	$1.91 - $2.01
Transformation & restructuring costs	0.64	0.01	1.21	0.13	0.31
Goodwill & long-lived asset impairment charges	—	—	1.16	—	—
Acquisition-related amortization of intangibles	0.12	0.13	0.45	0.51	0.48
Acquisition-related costs	0.03	0.01	0.03	0.02	0.05
Pension mark-to-market adjustments	(0.29)	0.16	(0.29)	0.16	—
Impact of U.S. tax reform	0.57	0.85	0.30	0.84	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.84	$0.92	$2.62	$3.20	$2.75 - $2.85

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and may or may not be significant.

Reconciliation of Net Income (Loss) from Continuing Operations Attributable to NCR (GAAP) to Earnings Before Interest, Depreciation, Taxes and Amortization (Adjusted EBITDA)

$ in millions	2019 Guidance
Net Income Attributable to NCR (GAAP)	$290 - $305
Transformation & Restructuring costs	60
Acquisition-related amortization of intangibles	95
Acquisition-related costs	10
Interest	180 - 195
Taxes	85 - 95
Depreciation & Amortization (excluding acquisition-related amortization of intangibles)	240
Stock Compensation	80
Adjusted EBITDA (Non-GAAP)	$1,040 - $1,080

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q4 2018 QTD	Q4 2017 QTD	Q4 2018 YTD	Q4 2017 YTD
Net cash provided by operating activities	$409	$482	$572	$752
Total capital expenditures	(79)	(88)	(313)	(294)
Net cash used in discontinued operations	(13)	6	(36)	(8)
Free cash flow	$317	$400	$223	$450

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Constant Currency % (non-GAAP)

	Three months ended December 31, 2018
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Constant Currency % (non-GAAP)
Software License	(5)%	(1)%	(4)%
Software Maintenance	(6)%	(1)%	(5)%
Cloud	4%	(1)%	5%
Professional Services	(1)%	(2)%	1%
Software	(1)%	(1)%	—%
Services	2%	(3)%	5%
ATM	21%	(5)%	26%
SCO	(16)%	—%	(16)%
POS	(13)%	(1)%	(12)%
IPS	(100)%	—%	(100)%
Hardware	2%	(2)%	4%
Total Revenue	1%	(2)%	3%

	Twelve months ended December 31, 2018
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software	1%	—%	1%
Services	4%	—%	4%
Hardware	(9)%	—%	(9)%
Total Revenue	(2)%	—%	(2)%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended December 31
	Three Months		Twelve Months
	2018	2017	2018	2017
Revenue
Products	$756	$750	$2,341	$2,579
Services	1,045	1,032	4,064	3,937
Total Revenue	1,801	1,782	6,405	6,516
Cost of products	644	591	1,988	2,021
Cost of services	715	681	2,742	2,640
Total gross margin	442	510	1,675	1,855
% of Revenue	24.5%	28.6%	26.2%	28.5%
Selling, general and administrative expenses	273	245	1,005	923
Research and development expenses	62	63	252	241
Asset impairment charges	44	—	227	—
Income from operations	63	202	191	691
% of Revenue	3.5%	11.3%	3.0%	10.6%
Interest expense	(43)	(41)	(168)	(163)
Other (expense), net	40	(30)	16	(46)
Total other (expense), net	(3)	(71)	(152)	(209)
Income (loss) before income taxes and discontinued operations	60	131	39	482
% of Revenue	3.3%	7.4%	0.6%	7.4%
Income tax (benefit) expense	93	164	73	242
Income (loss) from continuing operations	(33)	(33)	(34)	240
Income (loss) from discontinued operations, net of tax	(14)	(10)	(52)	(5)
Net income (loss)	(47)	(43)	(86)	235
Net income (loss) attributable to noncontrolling interests	—	2	2	3
Net income (loss) attributable to NCR	$(47)	$(45)	$(88)	$232
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$(33)	$(35)	$(36)	$237
Dividends on convertible preferred stock	(13)	(11)	(49)	(47)
Deemed dividend on modification of convertible preferred stock	—	—	—	(4)
Deemed dividend on convertible preferred shares related to redemption	—	—	—	(58)
Net income (loss) from continuing operations attributable to NCR common stockholders	(46)	(46)	(85)	128
Income (loss) from discontinued operations, net of tax	(14)	(10)	(52)	(5)
Net income (loss) attributable to NCR common stockholders	$(60)	$(56)	$(137)	$123
Net income (loss) per share attributable to NCR common stockholders:
Net income (loss) per common share from continuing operations
Basic	$(0.39)	$(0.38)	$(0.72)	$1.05
Diluted (1)	$(0.39)	$(0.38)	$(0.72)	$1.01
Net income (loss) per common share
Basic	$(0.51)	$(0.46)	$(1.16)	$1.01
Diluted (1)	$(0.51)	$(0.46)	$(1.16)	$0.97
Weighted average common shares outstanding
Basic	118.6	121.9	118.4	121.9
Diluted (1)	118.6	121.9	118.4	127.0

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended December 31
	Three Months				Twelve Months
	2018	2017	% Change	% Change Constant Currency	2018	2017	% Change	% Change Constant Currency
Revenue by segment
Software	$502	$508	(1)%	—%	$1,912	$1,900	1%	1%
Software Gross Margin Rate	48.8%	52.8%			47.9%	50.9%
Services	633	619	2%	5%	2,460	2,373	4%	4%
Services Gross Margin Rate	27.2%	24.7%			26.0%	24.5%
Hardware	666	655	2%	4%	2,033	2,243	(9)%	(9)%
Hardware Gross Margin Rate	11.7%	15.6%			12.1%	16.4%
Total Revenue	$1,801	$1,782	1%	3%	$6,405	$6,516	(2)%	(2)%
Gross Margin Rate	27.5%	29.3%			28.1%	29.4%
Operating income (loss) by segment
Software	$141	$164			$492	$563
% of Revenue	28.1%	32.3%			25.7%	29.6%
Services	92	76			321	282
% of Revenue	14.5%	12.3%			13.0%	11.9%
Hardware	(19)	(4)			(125)	(5)
% of Revenue	(2.9)%	(0.6)%			(6.1)%	(0.2)%
Subtotal-segment operating income	$214	$236			$688	$840
% of Revenue	11.9%	13.2%			10.7%	12.9%
Other adjustments (1)	151	34			497	149
Total income from operations	$63	$202			$191	$691

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended December 31
	Three Months		Twelve Months
In millions	2018	2017	2018	2017
Transformation and restructuring costs	$125	$3	$223	$29
Goodwill and long-lived asset impairments	—	—	183	—
Acquisition-related amortization of intangible assets	21	29	85	115
Acquisition-related costs	5	2	6	5
Total other adjustments	$151	$34	$497	$149

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$464	$334	$537
Accounts receivable, net	1,356	1,309	1,270
Inventories	806	916	780
Other current assets	397	296	243
Total current assets	3,023	2,855	2,830
Property, plant and equipment, net	359	348	341
Goodwill	2,692	2,589	2,741
Intangibles, net	595	501	578
Prepaid pension cost	140	133	118
Deferred income taxes	448	488	460
Other assets	504	591	586
Total assets	$7,761	$7,505	$7,654
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$185	$246	$52
Accounts payable	897	804	762
Payroll and benefits liabilities	238	225	219
Contract liabilities	461	427	458
Other current liabilities	501	302	398
Total current liabilities	2,282	2,004	1,889
Long-term debt	2,980	2,881	2,939
Pension and indemnity plan liabilities	759	803	798
Postretirement and postemployment benefits liabilities	118	130	133
Income tax accruals	91	118	148
Other liabilities	259	261	200
Total liabilities	6,489	6,197	6,107
Redeemable noncontrolling interests	14	14	15
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.9, 0.9 and 0.8 shares issued and outstanding as of December 31, 2018, September 30, 2018 and December 31, 2017	859	846	810
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of December 31, 2018, September 30, 2018 and December 31, 2017	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 118.7, 118.0 and 122.0 shares issued and outstanding as of December 31, 2018, September 30, 2018 and December 31, 2017	1	1	1
Paid-in capital	34	19	60
Retained earnings	606	666	857
Accumulated other comprehensive loss	(246)	(242)	(199)
Total NCR stockholders' equity	395	444	719
Noncontrolling interests in subsidiaries	4	4	3
Total stockholders' equity	399	448	722
Total liabilities and stockholders' equity	$7,761	$7,505	$7,654

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended December 31
	Three Months		Twelve Months
	2018	2017	2018	2017
Operating activities
Net income (loss)	$(47)	$(43)	$(86)	$235
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (income) from discontinued operations	14	10	52	5
Depreciation and amortization	81	91	330	354
Stock-based compensation expense	17	17	72	77
Deferred income taxes	29	154	14	173
Gain on sale of property, plant and equipment and other assets	—	(1)	(2)	(3)
Impairment of long-lived and other assets	46	—	239	1
Changes in assets and liabilities:
Receivables	(53)	136	(155)	29
Inventories	112	52	(70)	(68)
Current payables and accrued expenses	167	54	198	(78)
Contract liabilities	23	(10)	(13)	10
Employee benefit plans	(42)	9	(60)	(4)
Other assets and liabilities	62	13	53	21
Net cash provided by operating activities	409	482	572	752
Investing activities
Expenditures for property, plant and equipment	(39)	(47)	(143)	(128)
Proceeds from sales of property, plant and equipment	—	—	3	6
Additions to capitalized software	(40)	(41)	(170)	(166)
Business acquisition, net	(206)	(8)	(206)	(8)
Proceeds from divestiture	—	3	—	3
Other investing activities, net	—	3	(4)	3
Net cash used in investing activities	(285)	(90)	(520)	(290)
Financing activities
Short term borrowings, net	(8)	(14)	(1)	(4)
Payments on term credit facilities	—	(24)	(51)	(61)
Payments on revolving credit facilities	(800)	(830)	(2,233)	(1,940)
Borrowings on revolving credit facilities	845	605	2,453	1,940
Repurchases of Company common stock	—	—	(210)	(350)
Proceeds from employee stock plans	4	4	20	15
Tax withholding payments on behalf of employees	(6)	(7)	(36)	(31)
Other financing activities	—	(2)	—	(3)
Net cash provided by (used in) financing activities	35	(268)	(58)	(434)
Cash flows from discontinued operations
Net cash used in discontinued operations	(13)	6	(36)	(8)
Effect of exchange rate changes on cash and cash equivalents	(13)	—	(25)	16
Decrease in cash, cash equivalents, and restricted cash	133	130	(67)	36
Cash, cash equivalents and restricted cash at beginning of period	343	413	543	507
Cash, cash equivalents, and restricted cash at end of period	$476	$543	$476	$543